[Letterhead of Hogan Lovells US LLP]
Exhibit 5.1
May 19, 2010
Board of Trustees
First Potomac Realty Trust
7600 Wisconsin Avenue
Bethesda, MD 20814
Ladies and Gentlemen:
     We are acting as counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), and First Potomac Realty Investment Limited Partnership, a Delaware limited partnership and the Company’s operating partnership (the “Operating Partnership”), in connection with the public offering of up to 5,243,900 of the Company’s common shares of beneficial interest, par value $0.001 per share (the “Shares”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of an Amended and Restated Sales Agreement, dated May 19, 2010, among the Company, the Operating Partnership and Cantor Fitzgerald & Co. (the “Sales Agreement”), and as described in the prospectus supplement dated May 19, 2010 (the “Prospectus Supplement”) and the accompanying prospectus dated August 22, 2008 (together with the Prospectus Supplement, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-142147) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s First Amended and Restated Declaration of Trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland REIT Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland REIT Law, as amended”

Board of Trustees
First Potomac Realty Trust
May 19, 2010

includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Operating Partnership of the Sales Agreement, (ii) authorization by the Company’s Board of Trustees, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Trustees and duly authorized pricing committee thereof and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Sales Agreement, (iii) issuance of the Shares pursuant to the terms established by the pricing committee of the Board of Trustees and the terms of the applicable placement notice, and (iv) receipt by the Company of the proceeds for the Shares sold pursuant to such terms established by the pricing committee of the Board of Trustees and such applicable placement notice, the Shares will be validly issued, fully paid, and non-assessable.
     This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP